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                                                              EXHIBIT 99.1


Schedule of computation of ratio of earnings to fixed charges of The Kroger Co. and consolidated subsidiary companies and unconsolid companies as if consolidated for the five fiscal years ended December 30, 1995 and for the one quarter ended March 23, 1996 and Marc
25, 1995.



                                Quarter Ended                          Fiscal Years Ended
                           ---------------------  --------------------------------------------------------------
                            March 23,  March 25,  December 30, December 31,  January 1,  January 2,  December 28,
                              1996       1995         1995         1994        1994         1993        1991
                           (12 Weeks) (12 Weeks)   (52 Weeks)   (52 Weeks)  (52 Weeks)   (53 weeks)   (52 weeks)
                           ---------- ----------  ------------ ------------ ----------- ------------ ------------
                                                           (in thousands of dollars)
Earnings
  Earnings from continuing
  operations before tax
  expense, extraordinary
  loss and cumulative
  effect of change in
  accounting . . . . . . .  $124,374   $105,751    $509,638      $421,363    $283,938     $173,415     $168,595
  Fixed charges. . . . . .   113,076    115,584     489,939       500,599     556,008      640,004      687,226
  Capitalized interest . .    (2,818)      (435)     (6,785)       (2,521)        230         (960)         122
                            --------   --------    --------      --------    --------     --------     --------
                            $234,632   $220,900    $992,692      $919,441    $840,176     $812,459     $855,943
                            ========   ========    ========      ========    ========     ========     ========
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
Fixed Charges
  Interest . . . . . . . .  $ 73,609   $ 76,001    $320,236      $331,097    $391,693     $476,932     $536,485
  Portion of rental
  payments deemed to be
  interest. . . . . . . .     39,467     39,583     169,703       169,502     164,315      163,072      150,741
                            --------   --------    --------      --------    --------     --------     --------
                            $113,076   $115,584    $489,939      $500,599    $556,008     $640,004     $687,226
                            ========   ========    ========      ========    ========     ========     ========
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
Ratio of Earnings to
  Fixed Charges . . . . .        2.1        1.9         2.0           1.8         1.5          1.3          1.2
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